SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X| Filed by a Party other than the Registrant |_| Check the appropriate box:

| |      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
                        First Chester County Corporation
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)
------------------------------------------------------------------------------

     (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box): |X| No fee required.

|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         (1)     Title of each class of securities to which transaction applies:
                     --------------------------------------
         (2)     Aggregate number of securities to which transaction applies:
                     --------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _______________
         (4)     Proposed maximum aggregate value of transaction:
                 ----------------------------------------------
         (5)     Total fee paid:
                 ----------------------------------------------
|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1) Amount Previously Paid:
         ---------------------------------------------------------------
         (2) Form, Schedule or Registration Statement No.:
         ---------------------------------------------------------------
         (3) Filing Party:
         ---------------------------------------------------------------
         (4) Date Filed:
         ---------------------------------------------------------------

                        FIRST CHESTER COUNTY CORPORATION
                               9 North High Street
                        West Chester, Pennsylvania 19380

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD 10:00 A.M., March 11, 2003


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Chester County Corporation (the "Corporation") will be held on Tuesday, March 11, 2003, at 10:00 a.m., at the West Chester Golf and Country Club, 111 West Ashbridge Street, West Chester, Pennsylvania, for consideration of and action by the holders of the Corporation's common stock ("Common Stock") upon the following matters:

     1. The election of three Class I directors, with each director to serve until the 2006 Annual Meeting of Shareholders and until the election and qualification of his or her respective successor;

     2. The ratification of the appointment of Grant Thornton, LLP as the Corporation's independent public accountants for the year ending December 31, 2003; and

     3. The transaction of such other business as may properly come before the Annual Meeting and any adjournment thereof, and matters incident to the conduct of the Annual Meeting.

     The Board of Directors has fixed the close of business on February 4, 2003, as the record date for the determination of holders of stock of the Corporation entitled to notice of, and to vote at, the Annual Meeting. The Corporation's Annual Report to Shareholders for the year ended December 31, 2002, accompanies this Notice and Proxy Statement.

     The Board of Directors hopes that you will attend the Annual Meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy to assure that your shares are represented at the Annual Meeting. Returning your proxy does not deprive you of your right to attend the Annual Meeting and vote your shares in person.

                        FIRST CHESTER COUNTY CORPORATION
                               9 North High Street
                        West Chester, Pennsylvania 19380
                       -----------------------------------

                                 PROXY STATEMENT

     This Proxy Statement is furnished and is being mailed with the accompanying proxy card on or about February 14, 2003, in connection with the solicitation of proxies by the Board of Directors of First Chester County Corporation (the "Corporation"), to be voted at the Annual Meeting of Shareholders and at any adjournment thereof, for the purposes stated below. The Annual Meeting will be held on Tuesday, March 11, 2003, at 10:00 a.m., at the West Chester Golf and Country Club, 111 West Ashbridge Street, West Chester, Pennsylvania.

     Any person giving a proxy has the power to revoke it at any time before its exercise by a later dated proxy, a written revocation sent to the Secretary of the Corporation or attendance at the Annual Meeting and voting in person. In the absence of contrary instructions, properly executed proxies, received and unrevoked, will be voted by the persons named in the proxy: (i) for the election of each of the three Class I directors nominated by the Board of Directors; (ii) for the ratification of the appointment of Grant Thornton, LLP as the Corporation's independent public accountants for the year ending December 31, 2003; and (iii) in their discretion, on such other business as may properly come before the Annual Meeting and matters incident to the conduct of the Annual Meeting. The Corporation knows of no such other business as of the date of this Proxy Statement.

     The Corporation will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Corporation's directors, officers and employees.

                      VOTING SECURITIES OF THE CORPORATION

     Only shareholders of record at the close of business on February 4, 2003 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 4,433,020 shares of Common Stock outstanding and entitled to vote at the meeting, each entitled to one vote per share, without cumulative voting. The holders of a majority of the outstanding shares of Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a broker holding shares of Common Stock in street name for the benefit of its customers returns a signed proxy for such shares, the shares represented by such proxy will be considered present at the Annual Meeting and will be counted towards a quorum.

     As of the Record Date, the Financial Management Services Division of The First National Bank of Chester County (the "Bank"), a wholly-owned subsidiary of the Corporation, held 598,311 shares of Common Stock, representing 13.5% of the total outstanding shares of the Corporation's Common Stock. Of these shares, 311,499 shares (7.0% of the total outstanding shares) are held in accounts where the Bank is sole trustee or executor and may not be voted by the Bank's Financial Management Services Division in the election of directors; however, the shares may otherwise be voted by the Bank in its capacity as trustee or executor. The remaining 286,812 shares of Common Stock (6.5% of the total outstanding shares) are held in accounts where the Bank is co-trustee, agent or custodian, and these shares may not be voted by the Bank without the authorization of the other co-trustee, agent or custodian.

                                 STOCK OWNERSHIP

     The following table sets forth, as of December 31, 2002, unless otherwise noted, the number and percentage of shares of Common Stock which, according to information supplied to the Corporation, are beneficially owned by: (i) each of the Named Executive Officers (as defined in the section of this Proxy Statement entitled "Executive Compensation"); (ii) each of the directors and the nominees for director of the Corporation; (iii) each holder who is the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock (other than the Financial Management Services Department of the Bank whose holdings are described in the section of this Proxy Statement entitled "Voting Securities of the Corporation"); and (iv) all directors and executive officers of the Corporation as a group. An asterisk (*) appears beside the names of the persons nominated and proposed for re-election at the Annual Meeting as Class III directors.

                                           Number of Shares(1)(2)           Percentage(3)
NAMED EXECUTIVE OFFICERS

Charles E. Swope                               250,086  (4)                     5.13%
Kevin C. Quinn                                  33,628  (5)                      ---
Peter J. D'Angelo                               40,958  (6)                      ---
J. Duncan Smith                                 38,948  (7)                      ---
David W. Glarner                                30,116  (8)                      ---

CLASS I DIRECTORS (TERM EXPIRING IN 2003)

*John J. Ciccarone                             189,010  (9)                     3.88%
*Clifford E. DeBaptiste                        123,924 (10)                     2.54%
*John B. Waldron                                25,840 (12)                      ---

CLASS II DIRECTORS (TERM EXPIRING IN 2004)

M. Robert Clarke                                25,000 (13)                      ---
David L. Peirce                                 39,250 (14)                      ---
Charles E. Swope                               250,086  (4)                     5.13%

CLASS III DIRECTORS (TERM EXPIRING IN 2005)

John A. Featherman, III                         46,767 (15)                     1.00%
John S. Halsted                                 28,532 (16)                      ---
J. Carol Hanson                                 21,429 (11)                      ---

BENEFICIAL OWNER

Jane C. and Lawrence E. MacElree               256,734 (17)                     5.26%
7080 Goshen Road
Newtown Square, PA 19073

All directors and executive officers         1,003,134 (18)                    21.53%
as a group (22 persons)

(1) Shares of Common Stock which are held in the Corporation's retirement savings plan (the "Retirement Savings Plan") are reported as of December 31, 2002, the last date for which such information is available.

(2) Includes shares that may be acquired within sixty days of December 31, 2002 ("Option Shares") through the exercise of stock options.

(3) Percentages are omitted for those owning less than one percent of the shares of Common Stock outstanding.

(4) Mr. Swope has sole voting and investment power of 100,284 shares; 15,508 shares are held by a trust for the benefit of the Swope Foundation, of which Mr. Swope is President; 7,022 shares are held by Mr. Swope's son; 23,054 shares are held by Mr. Swope's wife; 22,790 shares are held in the Retirement Savings Plan; 13,428 shares are held in an IRA account; and 68,000 shares are Option Shares. In addition to the shares of Common Stock described herein, Mr. Swope, as the President and Chief Executive Officer of the Bank, which is the Trustee of the Retirement Savings Plan, may be deemed to be the beneficial owner of an aggregate of a further 99,663 shares of Common Stock held in the Retirement Savings Plan for the benefit of other participants in said Plan; Mr. Swope disclaims that he is the beneficial owner of such shares.

(5) Mr. Quinn shares, with his wife, voting and investment power of 20 shares; 3,008 shares are held in the Retirement Savings Plan; 30,000 shares are Option Shares; 400 shares are held by Mr. Quinn's wife in a retirement plan; and 200 shares are held jointly by Mr. Quinn and his mother.

(6) Mr. D'Angelo shares, with his wife, voting and investment power of 1,202 shares; 1,756 shares are held in the Retirement Savings Plan; and 38,000 shares are Option Shares.

(7) Mr. Smith shares, with his wife, voting and investment power of 56 shares; 1,881 shares are held in the Retirement Savings Plan; 11 shares are held in custody by Mr. Smith's wife for his minor daughter; and 37,000 are Option Shares.

(8) Mr. Glarner shares, with his wife, voting and investment power of 1,048 shares; 2,368 shares are held in the Retirement Savings Plan; and 26,700 shares are Option Shares.

(9) Mr. Ciccarone shares, with his wife, voting and investment power of 169,712 shares; 298 shares are held by Mr. Ciccarone's wife as custodian for his son; and 19,000 shares are Option Shares.

(10) Mr. DeBaptiste has sole voting and investment power of 102,074 shares; 1,500 shares are held in an custodian account for the benefit of Mr. DeBaptiste, 1,350 shares are held in an custodian account for the benefit of Mr. DeBaptiste, The West Chester University foundation, and 19,000 shares are Option Shares.

(11) Ms. Hanson has sole voting and investment power of 2,429 shares; and 19,000 shares are Option Shares.

(12) Mr. Waldron shares, with his wife, voting and investment power of 8,640 shares; and sole voting and investment power of 200 shares; and 17,000 shares are Option Shares.

(13) Mr. Clarke shares, with his wife, voting and investment power of 6,000 shares; and 19,000 shares are Option Shares.

(14) Mr. Peirce has sole voting and investment power of 18,250 shares; 2,000 shares are held in an IRA account and 19,000 shares are Option Shares.

(15) Mr. Featherman has sole voting and investment power of 11,702 shares; 4,000 shares are owned by FIRSTNATCO FBO MacElree Harvey, Ltd. Profit Sharing and 401(k) Plan. Mr. Featherman shares voting and investment power of 6,965 shares with his wife; Mr. Featherman's wife has sole voting and investment power of 2,106 shares; 2,994 are held in a brokerage account; and 19,000 shares are Option Shares.

(16) Mr. Halsted has sole voting and investment power of 6,273 shares; 2,400 shares are owned by the Gawthrop, Greenwood & Halsted Profit Sharing Plan, of which Mr. Halsted is a trustee; 400 shares are owned by Abstracting Company of Chester County, of which Mr. Halsted is a shareholder and a director; Mr. Halsted's wife has sole voting and investment power of 459 shares; and 19,000 shares are Option Shares.

(17) Mrs. MacElree has sole voting and investment power of 209,458 and Mr. MacElree has sole voting and investment power of 47,276 shares. Mrs. MacElree disclaims that she is the beneficial owner of any shares owned by Mr. MacElree, and Mr. MacElree disclaims that he is the beneficial owner of any shares owned by Mrs. MacElree.

(18) 447,434 shares are Option Shares.

                GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

     There were seven meetings of the Board of Directors of the Corporation during 2002. Each incumbent director attended at least 75% of the aggregate of
(1) the total number of meetings of the Board of Directors of the Corporation held during the period in which such incumbent was a director, and (2) the total number of meetings held by all committees of the Board of Directors of the Corporation on which such incumbent served during the period in which such incumbent was a committee member.

     Directors who are not also officers of the Corporation or Bank (each a "non-employee director") generally receive a fee of $500 for each Corporation or Bank Board meeting attended and $300 for each committee meeting attended. Additionally, a quarterly fee of $250 was paid to Mr. Peirce for serving as the Secretary of the Board. Pursuant to the 1995 Stock Option Plan (the "Plan"), options to purchase shares of Common Stock were awarded to each non-employee director annually through September 30, 2002 according to formulas set forth in the Plan. During 2002, in accordance with the Plan, each non-employee director received options to purchase 2,000 shares of Common Stock, and Mr. Swope received options to purchase 8,000 shares of Common Stock under the Key Employee Stock Option Plan.

     The Board of Directors of the Corporation does not have a standing Compensation or Nominating Committee. These functions are performed on an ad hoc basis by the Board of Directors as a whole. The Board of Directors of the Bank, however, has a Personnel and Compensation Committee which makes recommendations to the Board of Directors and the Corporation.

     During 2000, the Board of Directors of the Corporation appointed an Audit Committee. The Committee consists of the following members of the Corporation's Board of Directors: M. Robert Clarke (Chairman), Clifford E. DeBaptiste and John
B. Waldron. Each of the members of the Committee is "independent" as defined under the National Association of Securities Dealers' listing standards. The responsibilities of the Audit Committee include monitoring the integrity of the Corporation's financial reporting process and systems of internal controls for finance, accounting and regulatory compliance and reviewing the independence and performance of the Corporation's independent auditors and internal auditing functions. The Audit Committee held four meetings during 2002.

                              ELECTION OF DIRECTORS

     The Corporation's Articles of Incorporation provide that the Board of Directors shall be divided into three classes and shall consist of not less than five nor more than 25 members, as fixed from time to time by the Board of Directors. The Board of Directors has fixed the number of directors at nine, three of whom are to be Class I Directors, three of whom are to be Class II Directors and three of whom are to be Class III Directors. The Class I Directors are serving a three-year term until the 2003 Annual Meeting, the Class II Directors are serving a three-year term until the 2004 Annual Meeting, and the Class III Directors are serving a three-year term until the 2005 Annual Meeting. Each director also serves until his or her earlier resignation or removal or until a successor has been elected and qualified.

     The Board of Directors presently consists of nine directors. At the Annual Meeting, three Class I directors are to be elected to serve until the 2006 Annual Meeting and until their respective successors have been elected and qualified. The intention of the persons named in the proxy, unless otherwise directed, is to vote all proxies in favor of the election to the Board of Directors for the nominees listed below.

     The three nominees receiving the highest number of votes by the holders of the Common Stock present or represented at the Annual Meeting and entitled to vote thereat shall be elected as Class I directors. Withheld votes will have no effect on the outcome of the vote for the election of directors. Brokers holding shares of Common Stock in street name who do not receive voting instructions from the beneficial owners of such shares may return a signed proxy for such shares and direct the voting of the shares.

     The names of the nominees for Class I directors of the Corporation, their ages and certain other information as of February 1, 2002, is set forth as follows:

John J. Ciccarone, 74, has been a director of the Corporation and the Bank since 1987. He is President of Omega Industries, Inc., a real estate development company.

Clifford E. DeBaptiste, 78, has been a director of the Corporation since 1984 and a director of the Bank since 1975. He is Chairman, Supervisor and Director of DeBaptiste Funeral Homes, Inc.

John B. Waldron, 72, has been a director of the Corporation since 1984 and a director of the Bank since 1981. He is an Associate of Arthur Hall Insurance Group and former owner of John B. Waldron Insurance Agency.

Recommendation of the Board of Directors

     The Board of Directors has unanimously recommended the slate of nominees for election as Class I directors. The Board of Directors recommends that the shareholders vote FOR the election of such slate of nominees as Class I directors of the Board of Directors of the Corporation.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names and ages of the Directors and executive officers of the Corporation and the Bank, their positions with the Corporation and the Bank, their principal occupations during the past five years and their directorships with other companies which are subject to the reporting requirements of Federal securities laws:

                                    DIRECTORS

John J. Ciccarone, 74, see "Election of Directors" for additional biographical information.

M. Robert Clarke, 56, has been a director of the Corporation and the Bank since 1993. He is president of Clarke, Nicolini and Associates, Ltd. Mr. Clarke is a Certified Public Accountant.

Clifford  E.  DeBaptiste,   78,  see  "Election  of  Directors"  for  additional
biographical information.

John A. Featherman, III, 64, has been a director of the Corporation since 1985 and a director of the Bank since 1985. Mr. Featherman is a principal of the law firm of MacElree Harvey, Ltd.

John Halsted, 69, has been a director of the Corporation since 1991 and a director of the Bank since 1991. Mr. Halsted is a principal of the law firm of Gawthrop, Greenwood & Halsted, P.C. and currently serves as solicitor of Chester County.

J. Carol Hanson, 55, has been a director of the Corporation since 1991 and a director of the Bank since 1995. She is Executive Director of Barclay Friends Corporation, a long term care facility.

David L. Peirce, 74, has been a director of the Corporation since 1984 and a director of the Bank since 1973. He is currently retired. He was previously President and CEO of Denney-Reyburn Company, a paper converter.

Charles E. Swope, 72, has been a director, President and CEO of the Corporation since 1984. He has also served as Chairman of the Board of the Corporation since 1987. Mr. Swope served the Bank as a director since 1972, President since 1973, CEO since 1978, and Chairman since 1987.

John B. Waldron, 72, see "Election of Directors" for additional biographical information.

                               EXECUTIVE OFFICERS

Charles E. Swope, 72, see "Directors" above for biographical information.

Kevin C. Quinn, 48, became Chief Operating Officer of the Bank in 2002. He had served as Executive Vice President since 1997 and as Senior Vice President-Financial Management Services Department since 1990. He has also served as Assistant Treasurer of the Corporation since 1986.

Peter J. D'Angelo, 57, became Executive Vice President-Personal Banking of the Bank in 2002. He had served as Executive Vice President-Lending since 1997, Senior Vice President-Commercial Loan Department and Cashier since 1996 and as Vice President of the Bank since 1986.

J. Duncan Smith, 44, became Executive Vice President-Financial Support Services of the Bank in 1997. He had served the Bank as Senior Vice President-Finance and Accounting since 1996 and Vice President and Comptroller of the Bank since 1993. He has also served as Treasurer of the Corporation since 1993.

David W. Glarner, 52, became Executive Vice President-Business Banking in 2002. He had served the Bank as Senior Vice President-Mortgage Lending Department of the Bank since 1996 and as Vice President since 1983.

William D. Wagenmann, Jr., 59, became Executive Vice President-Human Resources of the Bank in 2002. He had served the Bank as Senior Vice President - Human Resources since 1997. Prior to joining the Bank, he served as Director of Human Resources for Morgan, Lewis & Bockius from 1994 to 1997 and of Dechert, Price & Rhoads from 1991 to 1994.

Linda M. Hicks, 49, became Executive Vice President-Financial Management Services of the Bank in 2002. She had served the Bank as Senior Vice
President-Financial Management Services Department since 1998 and as Vice President since 1990.

                                SENIOR MANAGEMENT

James K. Gallagher, 66, became Senior Vice President-Leasing Department of the Bank in 1998. He had served the Bank as Vice President since 1988.

Richard W. Kaufmann, 55, became Senior Vice President-Credit Administration and Credit Policy Officer of the Bank in 2002. He had served the Bank as Senior Vice President-Commercial Loan Department since 1998 and Vice President since 1996. Prior to joining the Bank, he served as Vice President of the Philadelphia Business Banking Group of Meridian Bank from 1990 to 1995.

Anthony J. Poluch, 45, became Senior Vice President-Business Development of the Bank in 2000. Mr. Poluch has served the Bank as Vice President since 1993. Mr. Poluch started with the Bank in 1984 and has been active in the banking industry for 26 years.

Patricia Travaglini, 43, became Senior Vice President-Residential Lending of the Bank in 2000. She had served the Bank as Vice President since 1996. Mrs. Travaglini started with the Bank in 1987 and has been active in the mortgage banking industry for 23 years.

Richard M. O'Donnell, 51, became Senior Vice President-Branch Administration/Retail Banking of the Bank in 2000. Mr. O'Donnell had served the Bank as Vice President since 1997. Mr. O'Donnell started with the Bank in 1997 and has been active in the banking industry for 28 years. Prior to joining the Bank, he served as Regional Vice President of Commerce Bank from 1988 to 1997.

Michelle Venema, 40, became Senior Vice President - Commercial Lending of the Bank in 2002. She has 18 years of banking experience in Chester County and had previously been with the Bank from 1984 through 1998. Between 1998 and 2002 Ms. Venema was employed by Progress Bank and Malvern Federal Savings Bank.

James McLaughlin, 53, became Senior Vice President - Commercial Mortgage in 2002. Mr. McLaughlin had served as Vice President since 1999 and has over 30 years of real estate finance. From 1997 to 1999 Mr. McLaughlin was self employed as a Real Estate Broker.

     There are no family relationships between any director, executive officer or person nominated or chosen by the Corporation to serve as a director or executive officer.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of compensation paid or accrued by the Corporation for services rendered for each of the last three fiscal years by the Chief Executive Officer and the four most highly compensated executive officers of the Corporation or the Bank (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE
                                                                               Long Term
                                                      Annual Compensation      Compensation

Name and                                                Other Annual  Stock    All Other
Principal                           Salary      Bonus   Compensation  Options  Compensation
Position                   Year     ($)(1)     ($)(2)     ($)(3)      (#)(4)   ($)(5)
--------                   ----    -------     ------     ------      ------   -------

Charles E. Swope, ......   2002   $395,000   $    -0-       --        8,000   $ 92,436
President, CEO and .....   2001    375,000     52,119       --        8,000     92,245
Chairman of the Corp. of   2000    350,500     17,123       --        8,000     61,727
the Bank

Kevin C. Quinn, ........   2002   $155,000   $ 21,258       --        4,500   $ 28,088
Assistant Treasurer of .   2001    135,000     19,535       --        4,000     25,879
the Corp.; COO .........   2000    123,600      6,655       --        4,000     15,190
of the Bank

Peter J. D'Angelo, .....   2002   $135,200   $    -0-       --        3,000   $ 25,143
EVP of the Bank ........   2001    130,000     19,535       --        4,000     25,163
                           2000    123,600      6,698       --        4,000     15,182


J. Duncan Smith, .......   2002   $135,200   $ 17,436       --        3,000   $ 26,701
Treasurer of the Corp.;    2001    130,000     19,364       --        4,000     26,128
EVP of the Bank ........   2000    123,600      7,071       --        4,000     15,125


David W. Glarner, ......   2002   $130,640   $ 19,364       --        3,000   $ 22,253
EVP of the Bank ........   2001    111,500     14,979       --        2,000     14,452
                           2000    111,500      6,104       --        2,500     13,201

---------------------

(1) Amounts shown include cash compensation earned and accrued by the Named Executive Officers as well as amounts earned but deferred at the election of such officers.

(2) In 2003, Messrs. Swope, Quinn, Smith, D'Angelo, and Glarner were paid a bonus of $10,000, $10,000, $5,000, $3,000, and $5,000, respectively based on performance in 2002. In 2002, Mr. Quinn was paid a bonus of $17,782, Mr. Smith was paid $17,436 and Mr. Glarner was paid $17,604 based upon performance in 2001. Also in 2002, Mr. Quinn was paid a promotional bonus of $3,476 and Mr. Glarner was paid a promotional bonus of $1,760. Amounts shown for 2001 represent bonuses paid during 2001 based upon the performance of the Corporation and the Bank in 2000 and part of 2001. In 2001, Mr. Swope was paid a bonus of $3,049, Mr. Smith was paid $1,487, Mr. Quinn was paid $1,581, Mr. D'Angelo was paid $1,585 and Mr. Glarner was paid $1,599 based upon the full-year performance of the Corporation and the Bank in 2001. Amounts shown for 2000 represent bonuses paid during 2000 based upon the performance of the Corporation and the Bank in 1999 and part of 2000.

(3) The value of amounts paid for perquisites and other personal benefits, securities or property paid to any of the Named Executive Officers does not exceed 10% of the total of annual salary and bonus reported for such person.

(4) Amounts shown reflect the number of shares underlying options granted in the specified year. See "Stock Options".

(5) Amounts shown for 2002 include: (i) contributions to a qualified defined contribution plan for the benefit of Messrs. Swope, Quinn, D'Angelo, Smith, and Glarner of $11,100, $8,707, $7,716, $7,716 and $7,112, respectively;
     (ii) contributions to non-qualified, supplemental retirement plans for the benefit of Messrs. Swope, Quinn, D'Angelo, Smith, and Glarner of $23,550, $4,650, $4,056, $4,056 and $3,919, respectively; (iii) matching contributions to the 401(k) plan accounts of Messrs. Swope, Quinn, D'Angelo, Smith, and Glarner of $7,750, $6,331, $4,971, $5,434 and $5,332,
     respectively; (iv) an incentive of $1,095 was paid to Mr. Smith pursuant to the Bank's service reward program; (v) $49,973 for the tax adjusted cost of Mr. Swope's life insurance policy.

Stock Options

     The following table sets forth grants of stock options made during the Corporation's fiscal year ended December 31, 2002, to each of the Named Executive Officers of the Corporation:

                        OPTION GRANTS IN LAST FISCAL YEAR
                                                                               Potential RealizableValue
                                                                                     at Assumed
                                                                                Annual Rates of Stock
                                                                                  Price Appreciation
                                                                                   for Option Term (1)
                               Individual Grants
                                 % of Total
                                  Options
                                 Granted to
                                Employees in                Market
                                 Fiscal Year                Price on
                    Number of   ------------                Date of    Expiration
                     Options                  Exercise            -
Name                 Granted                   Price         Grant        Date         5%        10%
----                 -------                  --------       -----      --------       --        ---

Charles E. Swope      8,000        11.9%    $  15.00      $  15.00      11/15/02   $ 75,467   $191,249
Kevin C. Quinn ..     4,500         6.7        15.00         15.00      11/15/02     42,450    107,578
Peter J. D'Angelo     3,000         4.5        15.00         15.00      11/15/02     28,300     71,718
J. Duncan Smith .     3,000         4.5        15.00         15.00      11/15/02     28,300     71,718
David W. Glarner      3,000         4.5        15.00         15.00      11/15/02     28,300     71,718


----------------

(1) Assumes the price of the Corporation's Common Stock appreciates at a rate of 5% and 10%, respectively, compounded annually for the ten-year term of the options.



Exercise of Options

     The following table sets forth information regarding the exercise of stock options and the value of any unexercised stock options of each of the Named Executive Officers of the Corporation during the fiscal year ended December 31, 2002:



               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES


                                                                 Number of Securities           Value of Unexercised
                              Shares                            Underlying Unexercised        In-the-Money Options at
                             Acquired           Value         Options at Fiscal Year End        Fiscal Year End (1)
Name                        on Exercise         Realized        Vested            Unvested      Vested       Unvested
----                        -----------         --------        ------            --------      ------       --------

Charles E. Swope                  --               --            68,000              --        $101,696          --
Kevin C. Quinn                    --               --            38,500              --          74,733          --
Peter J. D'Angelo                 --               --            41,000              --         104,708          --
J. Duncan Smith                   --               --            40,000              --          96,528          --
David W. Glarner                  --               --            29,700              --          75,921          --

------------

(1) Based upon the average bid and asked prices for the Common Stock on December 31, 2002 of $16.85 as quoted by F.J. Morrissey & Co., less the exercise price.

Employment Agreements

     Effective January 1, 1998, Mr. Swope, the Corporation and the Bank (collectively referred to in this section as the "Corporation") entered into a new employment agreement (the "Agreement") with the effect of extending the term of a previous employment agreement between Mr. Swope and the Corporation. The Agreement is for a period of ten years, terminating on December 31, 2007, unless terminated earlier in accordance with the Agreement. Pursuant to the Agreement, Mr. Swope is serving as the President and Chief Executive Officer of the Corporation and the Bank. During the term of the Agreement, Mr. Swope's employment shall continue in the same position or at a rank not less than Senior Vice President. As compensation under the Agreement, Mr. Swope receives a salary and benefits as determined by the Board of Directors from time to time, but which may not be materially different from that which he received as of the date of the Agreement. Mr. Swope is also reimbursed for reasonable business expenses and provided with an automobile.

     If the Corporation breaches the Agreement, Mr. Swope may leave the Corporation's employ and have no further liability or obligation under the Agreement and the Corporation will be obligated to continue to pay Mr. Swope the salary and benefits being paid at the time of the breach for the remaining term of the Agreement. Mr. Swope may also terminate the Agreement as of December 31 of any year, upon written notice to the Corporation on or before December 1st of such year, and the Corporation shall have no further obligation to pay a salary and benefits to Mr. Swope other than salary and benefits which have accrued but remain unpaid at the termination. The Corporation may terminate the Agreement upon a breach of the Agreement by Mr. Swope which is not cured within 30 days from receipt of notice of such breach or upon his conviction of a crime which is a felony. During the term of the Agreement and for two years thereafter, Mr. Swope may not be employed by any other bank or financial institution doing business in Chester County, Pennsylvania, unless this Agreement is terminated by Mr. Swope due to breach of the Agreement by the Corporation.

     Effective December 1, 1999, Messrs. Smith, D'Angelo and Quinn (collectively, the "Executives") entered into employment Executive Agreements (collectively, the "Executive Agreements") with the Bank. The Executive Agreements were initially for a three-year term, automatically renewing for successive one-year periods in the event the Executive continued in the full-time employment of the Bank after the initial three-year term. The present expiration of the Executive Agreements is November 30, 2003. The provisions of each of the Executive Agreements are the same except for specific items relating to the Executives' positions, responsibilities, compensation and benefits. As compensation under the Executive Agreements, the Executives receive salary and benefits as fixed from time to time, but which may not be less that the compensation or benefits that they received as of the date of their respective Executive Agreement.

     An Executive may terminate his Executive Agreement upon the breach of the Executive Agreement by the Bank which is not cured within 30 days from receipt of notice of such breach. The Bank may also terminate an Executive Agreement upon an Executive's failure to perform his duties which is not cured within thirty days from receipt of notice of such deficiencies. In these cases, the Bank will be obligated to continue to provide the Executive compensation and benefits for a period of one year on the terms and conditions at which such compensation and benefits are being paid on the date on which the breach of the Executive Agreement occurred or the date on which the Executive was terminated. An Executive may also terminate his Executive Agreement upon written notice to the President, and the Bank may terminate the Executive Agreements at any time for cause. In these cases, the Bank will be under no obligation to pay any compensation or benefits to the Executive following the effective date of termination, except that the Bank will remain liable to pay compensation and benefits which have accrued but which remain unpaid or unfurnished as of the effective date of termination. During the term of the Executive Agreements, and for a period of one year following the termination thereof, the Executives will be subject to restrictive covenants regarding future employment, non-competition and solicitation of Bank employees.


Report on Executive Compensation

     As members of the Personnel and Compensation Committee and the Stock Option Committee (collectively referred to herein as the "Committee"), it is our duty to administer the Corporation's various employee benefits plans, including its Stock Bonus Plan and Stock Option Plan. In addition, we review the compensation levels of members of management, evaluate the performance of management and consider management succession and related matters. The Committee reviews in detail with the Board of Directors all aspects of compensation for senior management of the Corporation and the Bank.

     The Committee is composed of two independent non-employee directors and one employee director, Charles E. Swope, Chairman of the Board and President. The Committee is responsible for setting and administering the salaries and the annual bonus plans that govern the compensation paid to Senior Management of the Corporation and the Bank, except that the full Board of Directors is responsible for ratifying the salaries and bonuses paid to Senior Management.

     In 2002, with the assistance of Peter R. Johnson and Company, a human resources professional service firm, we undertook an extensive survey of peer organization to determine comparable total compensation for our executive team. As a result, adjustments of base salaries and incentive bonuses were implemented that were designed to recognize the importance of retaining our executive team and motivating them to continue to perform in the best interest of the shareholders of the Bank. Our decisions regarding the compensation of executive officers in 2001 continued to be guided by the results of this survey.

     Based upon the Committee's evaluation of the foregoing information, Mr. Swope's base salary was set at $407,000 effective January 1, 2003. The perquisites and other benefits received by Mr. Swope that are reported in the Summary Compensation Table in the Proxy Statement are provided pursuant to his rights under an Employment Agreement with the Corporation and the Bank which is described elsewhere in the Proxy Statement. Mr. Swope did not participate in the deliberation of the Committee to make a recommendation for his compensation for 2002 to the full Board of Directors and abstained from voting on his salary. Mr. Swope did participate in the deliberation of the Board of Directors regarding compensation of the other members of the management team.

     Mr. Swope was granted stock options for 8,000 shares of the Corporation's common stock under the 1995 Stock Option Plan. Mr. Swope continues to provide outstanding leadership supporting the business strategy of the Corporation, which is designed to enhance the overall performance and profitability of the Corporation, and his compensation recognizes his contribution to the ongoing improvement and increased value to the shareholders.

                               Personnel and Compensation Committee of the Bank:
                               David L. Peirce, Chairman
                               John A. Featherman, III
                               Charles E. Swope


Compensation Committee Interlocks and Insider Participation

     During 2002, the Personnel and Compensation Committee of the Bank consisted of Messrs. Peirce, Featherman and Swope. No member of the Compensation Committee, other than Mr. Swope, is a former or current officer or employee of the Corporation or the Bank. Mr. Featherman is a principal in the law firm of MacElree Harvey, Ltd., which was retained by the Corporation as counsel during 2002 and will be retained again during 2003.

Report by the Audit Committee

     The Audit Committee ("Committee") oversees the Corporation's financial reporting process on behalf of the Board of Directors. In that connection, the Committee, along with the Board of Directors, has formally adopted an audit committee charter setting forth its responsibilities.

     Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements that are included in the Annual Report with management, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by SAS 61 (Communications with Audit Committee, codification of Statements on Auditing Standards, AU ss. 380). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Corporation, including the matters in the written disclosures received from the auditors as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditors' independence.

     The Committee discussed with the Corporation's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation's internal controls and the overall quality of the Corporation's financial reporting. The Committee held four meetings during the year in addition to reviewing the quarterly results with the financial auditors prior to press release.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board of Directors have also approved the selection of the Corporation's independent auditors.


                                                Audit Committee:
                                                M. Robert Clarke, Chairman
                                                Clifford E. DeBaptiste
                                                John B. Waldron

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Corporation, or written representations that no Forms 5 were required, the Corporation believes that, during 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were timely filed, except that each of the Executive Officers and Senior Vice Presidents listed under the heading "Directors and Executive Officers" inadvertently failed to timely file Form 4 to report the receipt of stock options granted to each of them on November 15, 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of the directors and executive officers of the Corporation, as well as members of their families and companies with which they are associated, were customers of and had banking transactions with the Bank in the ordinary course of its business during 2002. All loans and commitments to lend money extended to such parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, the loans and commitments do not involve more than a normal risk of collectability or present other unfavorable features.

     The law firm of MacElree Harvey, Ltd., of which Mr. Featherman, a director of the Corporation and the Bank, is a partner, was retained by the Corporation and the Bank as counsel during 2002 and will again be retained in 2003.

     On July 13, 2001, John J. Ciccarone, a Class I Director entered into an agreement to sell a piece of real property to The First National Bank of Chester County. The total sales price for the property was $740,987, including $450,000 for the land and $290,987 for common site work. The Bank acquired this property for the purpose of developing, and has developed this property, into a full service branch office. The sales price was negotiated by members of the Bank's senior management, including Messrs. Swope, Quinn, and Wagenmann, based upon management's assessment of the value of the property.

     The Insurance Agency of Author Hall Insurance Group, of which Mr. Waldron, a director of the Corporation and the Bank, is a principal, was utilized by the Corporation and the Bank during 2002 and will again be utilized in 2003. Gross premiums billed through the Author Hall Insurance Group in 2002 were $255,965.

                          STOCK PRICE PERFORMANCE GRAPH

     The following graph illustrates a five year comparison of cumulative shareholder return on the Common Stock for each of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 for: (i) the Corporation, (ii) the NASDAQ Market Value Weighted Index (the "NASDAQ Index"), and (iii) the SNL $250-$500 Million Bank Asset-Size Index (the "SNL Peer Group Index"). The comparison assumes $100 was invested on December 31, 1995, in the Corporation's Common Stock and in each of the foregoing indices and reinvestment of dividends.




                                               1997         1998         1999         2000         2001         2002
                                               ----         ----         ----         ----         ----         ----

First Chester County Corporation              100.00       128.80       129.18        90.96       103.52       118.15
NASDAQ Index                                  100.00       140.99       261.48       157.42       124.89        86.33
SNL $250-$500M Bank Index                     100.00        89.55        83.31        80.22       113.97       146.96


                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of Grant Thornton, LLP, as independent public accountants for the year ended December 31, 2003. This appointment will be submitted to the shareholders for ratification at the 2003 Annual Meeting.

     For the year ended December 31, 2002, the Corporation paid the following amounts to Grant Thornton:

         Audit Fees:                                         $94,700
         Financial Information Systems Design and
            Implementation Fees:                               -0-
         All Other Fees:                                     $35,860

     The Audit Committee has considered whether the provision of the foregoing services is compatible with maintaining Grant Thornton's independence.

     A representative of Grant Thornton, LLP, is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires.

     Ratification of this proposal requires the affirmative votes of the holders of a majority of the shares present in person or by proxy and entitled to vote at the 2003 Annual Meeting. Abstentions will have the same effect on the outcome of such vote as a "no" vote. If a broker holding shares of Common Stock for its customers in street name returns a signed proxy but does not receive voting instructions from the beneficial owners of such shares, the broker may direct the voting of such shares.

Recommendation of the Board of Directors

     The Board of Directors recommends that the shareholders vote FOR the ratification of Grant Thornton, LLP as the Corporation's independent public accountants for the year ending December 31, 2003.

                              SHAREHOLDER PROPOSALS

     Shareholders intending to submit proposals to be included in the Corporation's next proxy statement must send their proposals to the Secretary of the Corporation at 9 North High Street, West Chester, PA 19380 not later than October 17, 2003. Such proposals must relate to matters appropriate for shareholder action and be consistent with regulations of the Securities and Exchange Commission.

     Shareholders intending to present proposals at the next Annual Meeting of the Corporation and not intending to have such proposals included in the Corporation's next proxy statement must send their proposals to the Secretary of the Corporation at the address given in the prior paragraph not later than December 31, 2003. If notification of a shareholder proposal is not received by such date, the proxies may vote, in their discretion, any and all of the proxies received in this solicitation against such proposal.

                             ADDITIONAL INFORMATION

     The Corporation will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its annual report on Form 10-K, including the financial statements and financial statement schedules. Such report will be filed with the Securities and Exchange Commission on or about February 10, 2003. Requests should be directed to Mr. John Stoddart, Shareholder Relations Officer, First Chester County Corporation, 9 North High Street, West Chester, Pennsylvania 19380.

                                            By Order of the Board of Directors
                                            /s/David L. Peirce
                                            ----------------------------------
                                            David L. Peirce          Secretary


West Chester, Pennsylvania
February 14, 2003